EXHIBIT 99.3






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GASCO
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ENERGY                                                        BOARD OF DIRECTORS
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Gasco is committed to provide  additional  expertise and enhance the  reputation and governance of the company through its Board of Directors. In addition to Mr. Mark Erickson, President and CEO, the Board of Directors currently includes the following outside directors:


MARC BRUNER
DIRECTOR, CHAIRMAN AND STRATEGIC CONSULTANT FOR GASCO ENERGY
Mr. Bruner was Chairman of the Board of Ultra Petroleum; a TSE & AMEX listed natural gas company with a current market capitalization of $350 million. Ultra is focused on tight sand development in the Green River Basin of Wyoming. In 1998, Mr. Bruner was a founder of Pennaco Energy, Inc., a coal bed methane company, and in 1996, a founder of RIS Resources International, a natural gas company. Pennaco was sold to Marathon Oil Company for an offer exceeding $500 million.

MR. J. TIMOTHY BOWES
DIRECTOR AND MEMBER OF AUDIT AND COMPENSATION COMMITTEE
Mr. Bowes, who holds a Bachelor of Commerce and a MBA from the University of British Columbia, is a consultant specializing in the structuring of mergers and acquisitions of petroleum and natural gas companies. Prior to starting his own consulting business, Mr. Bowes was employed by Yorkton Securities, initially as a senior analyst for petroleum and natural gas properties and lastly as Vice President Corporate Finance in the Natural Resources section of the Yorkston Calgary office.

MR. CARL STADELHOFER
DIRECTOR AND MEMBER OF AUDIT COMMITTEE
Mr. Stadelhofer partner with the law firm of Rinderknecht Klein & Stadelhofer in Zurich, Switzerland. His practice specializes in banking and financing, mergers and acquisitions, investment funds, and international securities transactions.

MR. CARMEN (TONY) LOTITO
DIRECTOR AND CHAIRMAN OF AUDIT AND COMPENSATION COMMITTEE
Mr. Lotito is Vice President, Chief Financial Officer and a Director of Coriko Corporation, a private business development company, since 2000, and is a member of Equistar Capital LLC, an investment banking firm since 2000. Mr. Lotito received his B.S. degree in Accounting from University of Southern California, and joined the firm of Pannell, Kerr Forester & Co. as a senior accountant in management and audit services for the company's San Diego, California office. In 1988, he joined ConAgra, Inc., in San Antonio, Texas as a brand manager, where he developed product lines which grossed $50 million. After leaving ConAgra and before joining Impact and Coriko, Mr. Lotito was self employed as a financial consultant.

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                                                                          GASCO
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                                                                          ENERGY
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GREGORY PEK
DIRECTOR AND CEO OF FIRST ECOM
Mr. Pek (46 yrs) trained as a professional accountant in Canada, becoming a Chartered Accountant in 1982. Mr. Pek first worked with Clarkson Gordon (now Ernst and Young) and later established his own public accounting practice. Mr. Pek has been an officer and director of a number of public companies since the early 1980s including companies that listed on Nasdaq, Hong Kong and Vancouver. He has a broad range of experience in multiple industries ranging from real
estate  and  infrastructure   projects,  food  manufacturing  and  distribution,
franchising,  technology and trade.  In 1999 Mr. Pek co-founded  First Ecom.com,
Inc.   This  was  a  start-up   company   that  became  the  first   independent
(non-government/financial institution owned), licensed (by Visa and Mastercard) third party processor of credit card transactions in Asia.